UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2024

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41535	88-3099146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Patriot Drive, Suite A Middletown, Delaware	19709
(Address of principal executive offices)	(Zip Code)

(302) 274-8744

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZYME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On February 7, 2024, the board of directors (the “Board”) of Zymeworks Inc. (the “Company”), upon recommendation from the nominating and corporate governance committee of the Board, appointed Dr. Alessandra Cesano as a director of the Company, effective as of February 8, 2024. Dr. Cesano was appointed as a Class I director with a term expiring at the Company’s 2025 annual general meeting of stockholders.

There are no transactions and no proposed transactions between Dr. Cesano or any member of her immediate family and the Company or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended, and there is no arrangement or understanding between Dr. Cesano and any other person or entity pursuant to which Dr. Cesano was appointed as a director of the Company.

Dr. Cesano will participate in the Company’s standard compensation plan for non-employee directors, including an initial stock option grant to purchase 74,000 shares of common stock, which will be granted to Dr. Cesano on February 8, 2024. The standard compensation plan for non-employee directors is described below. Dr. Cesano will also enter into the Company’s standard form of indemnification agreement for directors and executive officers.

Director Resignation

In addition, on February 6, 2024, Dr. Kenneth Hillan submitted his resignation from the Board, including as chair and member of the nominating and corporate governance committee and as member of the research and development committee of the Board, effective February 8, 2024. Dr. Hillan’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Committee Appointments

In connection with Dr. Hillan’s resignation, Dr. Cesano was appointed as a member of the nominating and corporate governance committee and the research and development committee of the Board, replacing Dr. Hillan. Also, Mr. Derek Miller, a current director of the Company and member of the audit committee and the nominating and corporate governance committee of the Board, was appointed as chair of the nominating and corporate governance committee to replace Dr. Hillan.

A press release announcing Dr. Cesano’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Non-Employee Director Compensation Policy

The Company’s Amended and Restated Director Compensation Policy provides for the following cash and equity compensation to our non-employee directors:

Cash Compensation:

Amount ($)
Board of Directors:
Member	40,000
Lead Independent Director	65,000
Audit Committee:
Member	10,000
Chair	20,000
Compensation Committee:
Member	7,500
Chair	15,000
Nominating and Corporate Governance Committee:
Member	5,000
Chair	10,000
Research and Development Committee:
Member	6,000
Chair	15,000

Equity Compensation:

Non-employee directors will be granted an initial option grant to purchase 74,000 shares of common stock, to be granted on or about the time such director joins the Board, with a vesting schedule of 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service through such date.

In addition, non-employee directors will be granted an annual option grant to purchase 37,000 shares of common stock, to be granted at or about the time of the Company’s annual meeting of stockholders, with a vesting schedule of 100% of the options vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

Upon cessation of a non-employee director’s continued service, each outstanding stock option held by such director is subject to (i) full acceleration of vesting of options granted as annual equity awards in connection with the Company’s 2022 annual meeting of stockholders for directors departing on or after May 24, 2023 and at or prior to the 2023 annual meeting of stockholders held on December 7, 2023 (the “2023 Annual Meeting”) and (ii) pro rata acceleration of vesting of options granted as annual equity awards in connection with the 2023 Annual Meeting for directors departing after the 2023 Annual Meeting, but at or before the Company’s 2024 annual meeting of stockholders, with the pro rata acceleration determined based on the number of full or partial months served as a non-employee director on and after the 2023 Annual Meeting date.

In addition, the post-termination exercise period for vested options held by departing directors is extended to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option).

Item 8.01	Other Events.

Following Dr. Cesano’s appointment to the Board’s nominating and corporate governance committee and research and development committee and Mr. Miller’s appointment as the chair of the Board’s nominating and corporate governance committee, the composition of the committees is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Carlos Campoy (Chair)	Hollings C. Renton (Chair)	Derek Miller (Chair)	Kelvin Neu (Chair)
Troy M. Cox	Susan Mahony	Carlos Campoy	Nancy Davidson
Derek Miller	Nancy Davidson	Alessandra Cesano	Alessandra Cesano

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 8, 2024.

104	Cover Page Interactive Data File (embedded as Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYMEWORKS INC.
(Registrant)

Date: February 8, 2024	By:	/s/ Kenneth Galbraith
	Name:	Kenneth Galbraith
	Title:	Chair and Chief Executive Officer

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